                                  EXHIBIT 11

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                         THREE MONTHS ENDED            SIX MONTHS ENDED
                                             JANUARY 31                   JANUARY 31
                                          1997         1996            1997        1996
                                          ----         ----            ----        ----

Primary:
 Average shares outstanding             3,639,350   3,545,147        3,592,248    3,545,147

Net effect of dilutive common stock
 equivalents - based on treasury
 stock method (A)                          31,255         ---           52,739          ---
                                       ----------  ----------       ----------  -----------

Total weighted average number
 of common and common
 equivalent shares outstanding          3,670,605   3,545,147        3,644,987    3,545,147
                                       ==========  ==========       ==========  ===========

Net income (loss)                      $   15,330  $ (437,740)      $  283,324  $(1,693,597)
                                       ==========  ==========       ==========  ===========

Per share amount                       $     0.00  $    (0.12)      $     0.08  $     (0.48)
                                       ==========  ==========       ==========  ===========
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(A)  Common stock equivalents are excluded in January 1996 periods due to anti dilutive effect.